PRESS RELEASE
For Immediate Release

For Information Contact: Steve Crowder 417-879-3326 s.crowder@decorize.com g.ball@decorize.com www.decorize.com	May 23, 2007

Decorize, Inc. Shares Approved for Trading on OTC Bulletin Board
Stock listed under symbol of DCZI
Company on track to reach $15 million in revenues in fiscal 2007

SPRINGFIELD, MO., May 23, 2007: (OTCBB: DCZI)— Decorize, Inc., a recognized leader in the home accents industry, announced today that the company’s shares have been approved by the NASD for quotation on the Over the Counter Bulletin Board (OTCBB), where they will trade under the symbol DCZI.

Steve Crowder, Chief Executive Officer of Decorize, said, “We are pleased to have made the transition to the OTCBB, which we believe is a better trading platform for our shares and also more cost effective than listing on a securities exchange. We want to reiterate that Decorize is in the best operating and financial position in its history, and we continue to strive to create value for our shareholders. The Company is on track to reach $15 million in revenues in fiscal 2007, and we expect to show an operating profit for the year. This is a solid improvement over fiscal 2006, when Decorize had sales of $9.2 million and an operating loss of $1.6 million. We look forward to further improvement in sales and earnings in fiscal 2008 and beyond.”

Decorize, Inc., founded in 2000, is a recognized leader in the home accents industry. The company has developed a vertically integrated design, sourcing and logistics model that reduces costs traditionally channeled into home furnishings. Decorize has served more than 3,000 small and large retail accounts, including national brand names such as Stein Mart, Broyhill Furniture Industries, Bombay Company, Wal-Mart, Home Depot, Federated/May Department Stores, Neiman Marcus, Rooms To Go, and Sears—The Great Indoors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of Decorize's products, increased levels of competition for the company, new products and technological changes, Decorize's dependence on third-party suppliers, and other risks detailed from time to time in Decorize's periodic reports filed with the Securities and Exchange Commission. Decorize provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

##################